UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2014

Generac Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34627	20-5654756
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

S45 W29290 Hwy. 59
Waukesha, Wisconsin	53189
(Address of principal executive offices)	(Zip Code)

(262) 544-4811
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 12, 2014, the board of directors (the “Board”) of Generac Holdings Inc. (the “Company”) elected Andrew G. Lampereur to serve as a Class I director of the Company, effective immediately. The Board also appointed Mr. Lampereur to serve on the Audit Committee of the Board.

Mr. Lampereur currently serves as Executive Vice President and Chief Financial Officer of Actuant Corporation, whose businesses are leaders in a broad array of niche markets including branded hydraulic tools and solutions; specialized products and services for energy markets and highly engineered position and motion control systems. Mr. Lampereur joined Actuant in 1993 as Corporate Controller progressing to Vice President Finance of Gardner Bender in 1996, Vice President and General Manager-Distribution of Gardner Bender in 1998, Applied Power Business Development Leader in 1999, and most recently, Chief Financial Officer. Prior to 1993, Mr. Lampereur held various financial positions with Fruehauf Trailer Corporation, Terex Corporation and Price Waterhouse. Mr. Lampereur graduated with a BBA in 1985 from St. Norbert College. He is also a Certified Public Accountant.

In connection with Mr. Lampereur’s appointment as a director, he will receive from the Company an amount of shares of fully vested common stock of the Company, par value $0.01 (“Common Stock”), equal to approximately $60,000 in value and pro-rated as of the date of his appointment.  Mr. Lampereur will not receive any additional remuneration for serving on the Board other than standard fees described in the Company’s proxy statement for its Annual Meeting of Stockholders held on June 12, 2013, paid by the Company to all of its non-management directors.

Mr. Lampereur is considered to be an independent director as defined by New York Stock Exchange rules. There are no arrangements or understandings between Mr. Lampereur and any other person pursuant to which Mr. Lampereur was selected as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAC HOLDINGS INC.

/s/ York Ragen
	Name:	York Ragen
Date: March 12, 2014	Title:	Chief Financial Officer